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                                                              EXHIBIT 99.(a)(18)

                       PROM INVESTMENT PARTNERS INCREASES
                        OFFER PRICE TO PURCHASE UNITS OF
                         PROMETHEUS INCOME PARTNERS TO
                                      $495

                  OFFER EXTENDED TO MONDAY, DECEMBER 30, 1996


                 Prom Investment Partners L.L.C. has increased its offer to purchase Units of Prometheus Income Partners (the "Partnership") to $495 PER UNIT. This price exceeds the amended offer, dated December 12, 1996 (the "Affiliated Tender Offer"), made by PIP Partners-General LLC ("PIP"), an affiliate of Sanford N. Diller and the general partner (the "General Partner") of the Partnership. In considering our Offer as compared to the Affiliated Tender Offer, please consider the following:

         o $495 IS THE HIGHEST PRICE. OUR OFFER IS HIGHER THAN THE OFFER MADE BY THE GENERAL PARTNER'S AFFILIATE.


         o YOU CAN REVOKE YOUR PRIOR TENDER TO PIP, WHICH WAS FOR LESS MONEY. If you have already tendered your Units to PIP but would like to receive more money per Unit pursuant to our Offer, we have previously sent to you a Notice of Withdrawal so that you may be able to withdraw your prior acceptance of PIP's offer.

         o WE HAVE THE CASH NOW. WE ARE NOT SEEKING ANY BANK LOAN. According to the Affiliated Tender Offer materials, the money needed by PIP to pay for your Units "will be a loan from the Bank of America, unless Mr. Diller utilizes other sources." MR. DILLER HAS APPARENTLY NOT YET OBTAINED A COMMITMENT FOR THIS LINE OF CREDIT -- consequently, you should evaluate whether PIP's ability to close the Affiliated Tender Offer may depend on Mr. Diller's ability to obtain the line of credit.

         o THE SPECIAL COMMITTEE MAY NOT BE INDEPENDENT. The General Partner formed the Special Committee to evaluate our Offer. However, according to the Partnership's Schedule 14D-9, the only members of the Special Committee are officers and employees of the General Partner, which, like PIP, is owned and/or controlled by Sanford N. Diller. We believe that you should evaluate the conclusions of the Special Committee in light of this potential conflict of interest.

         o "HARDBOARD SIDING PROBLEM": HOW BIG A BET? The Partnership stated in its December 12th letter to you that Limited Partners "should hold onto their Units until the Partnership's hardboard siding problem has been resolved", unless you need liquidity. This places a premium on the Partnership winning the pending lawsuit or otherwise successfully settling the hardboard siding problem. Therefore, you have a choice between receiving CASH NOW FOR YOUR UNITS AT THE HIGHEST PRICE or the General Partner's ability to resolve this problem. You decide.

                 IN THE EVENT YOU HAVE ALREADY TENDERED YOUR UNITS TO PIP BUT WOULD LIKE TO RECEIVE MORE MONEY PER UNIT PURSUANT TO OUR OFFER, WE HAVE PREVIOUSLY SENT TO YOU A NOTICE OF WITHDRAWAL SO THAT YOU MAY BE ABLE TO WITHDRAW YOUR PRIOR ACCEPTANCE OF PIP'S OFFER. In the event you receive any other offers, please contact The Herman Group at (800) 992-6176 before signing any documentation. IF YOU PREVIOUSLY TENDERED YOUR UNITS TO US, YOU WILL AUTOMATICALLY RECEIVE THE HIGHER PRICE WITHOUT TAKING ANY FURTHER ACTION. If you have not yet tendered your Units to us (or have now withdrawn your acceptance of PIP's offer and would like to tender to us), please mail or fax a completed and executed copy of the Letter of Transmittal previously provided to you and any documents required by the Letter of Transmittal to The Herman Group using the enclosed pre-addressed, postage paid envelope at the address listed below. If you have any questions or comments, please call The Herman Group at
(800) 992-6176.

                            THE HERMAN GROUP, INC.
                     2121 San Jacinto Street, 26th Floor
                             Dallas, Texas 75201
                    Facsimile No. (214) 999-9348 or (214)
                        999-9323 For information call
                                1-800-992-6176


December 13, 1996                                PROM INVESTMENT PARTNERS L.L.C.